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                    EXHIBIT 11 - RIVER FOREST BANCORP, INC.
                      COMPUTATION OF NET INCOME PER SHARE


                                                         Three Months Ended
                                                              March 31
                                                       1996              1995
                                                    -----------      -----------
Net Income (A)                                      $11,485,000      $ 7,565,000
                                                    ===========      ===========
Weighted Average Common Shares Outstanding           14,859,321       15,242,342
Weighted Average Common Share Equivalents (1)           152,949           41,246
                                                    -----------      -----------
Weighted Average Common Shares and
 Common Stock Equivalents (B)                        15,012,270       15,283,588
                                                    ===========      ===========
Net Income per Common Share (A/B)                   $      0.77      $      0.49
                                                    ===========      ===========

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.










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